SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------
                                 SCHEDULE 13D/A*
                                 (Rule 13d-101)
                                 AMENDMENT NO. 1

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(a)

                               BRITISH ENERGY PLC
                                (Name of Issuer)

                        Ordinary Shares of 44 28/43P each
         American Depositary Shares each representing 75 Ordinary Shares
                         (Title of Class of Securities)

                                    110793403
                              (CUSIP Number - ADRs)
                                    G1531P145
                        (CUSIP Number - Ordinary Shares)

                                    Sean Cote
                       c/o Polygon Investment Partners LLP
             10 Duke of York Square, London SW3 4LY, United Kingdom

                                 With a Copy to:
                                 Ele Klein, Esq.
                            Schulte Roth & Zabel LLP
                      919 Third Avenue, New York, NY 10022
                                 (212) 756-2000
                       (Name, address and telephone number
                                    of person
                authorized to receive notices and communications)

                               September 21, 2004
             (Date of event which requires filing of this statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D/A, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].
     NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.
                         (Continued on following pages)
                              (Page 1 of 10 Pages)
------------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP Nos. 110793403 and G1531P145  13D/A                  Page 2 of 10 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)
                        Polygon Global Opportunities Master Fund
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a) [x]
                                                                  (b) [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
                            OO
-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]
-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                          Cayman Islands
-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                                    -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                  100 ADRs and 37,000,000 ORDINARY SHARES
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                                         -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                  100 ADRs and 37,000,000 ORDINARY SHARES
-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                 100 ADRs and 37,000,000 ORDINARY SHARES
-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                          6.0%
-----------------------------------------------------------------------------
     (14)  TYPE OF REPORTING PERSON **
                      00
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP Nos. 110793403 and G1531P145  13D/A                  Page 3 of 10 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)
                        Polygon Investment Partners LLP
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a) [x]
                                                                  (b) [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
                            00
-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]
-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                          United Kingdom
-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                                    -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                  100 ADRs and 37,000,000 ORDINARY SHARES
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                                         -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                  100 ADRs and 37,000,000 ORDINARY SHARES
-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                 100 ADRs and 37,000,000 ORDINARY SHARES
-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                          6.0%
-----------------------------------------------------------------------------
     (14)  TYPE OF REPORTING PERSON **
                      PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP Nos. 110793403 and G1531P145  13D/A                  Page 4 of 10 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)
                        Polygon Investment Partners LP
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a) [x]
                                                                  (b) [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
                            00
-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]
-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                          Delaware
-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                                    -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                  100 ADRs and 37,000,000 ORDINARY SHARES
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                                         -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                  100 ADRs and 37,000,000 ORDINARY SHARES
-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                 100 ADRs and 37,000,000 ORDINARY SHARES
-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                          6.0%
-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
                       PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP Nos. 110793403 and G1531P145  13D/A                  Page 5 of 11 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)
                        Reade Griffith
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a) [x]
                                                                  (b) [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
                            00
-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]
-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                          United States
-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                                    -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                  100 ADRs and 37,000,000 ORDINARY SHARES
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                                         -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                  100 ADRs and 37,000,000 ORDINARY SHARES
-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                 100 ADRs and 37,000,000 ORDINARY SHARES
-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                          6.0%
-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
                       IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP Nos. 110793403 and G1531P145  13D/A                  Page 6 of 10 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)
                        Alexander E. Jackson
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a) [x]
                                                                  (b) [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
                            00
-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]
-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                          United States
-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                                    -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                  100 ADR and 37,000,000 ORDINARY SHARES
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                                         -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                  100 ADRs and 37,000,000 ORDINARY SHARES
-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                 100 ADRs and 37,000,000 ORDINARY SHARES
-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                          6.0%
-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
                       IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP Nos. 110793403 and G1531P145  13D/A                  Page 7 of 10 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)
                        Paddy Dear
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a) [x]
                                                                  (b) [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
                            00
-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]
-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                          United Kingdom
-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                                    -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                  100 ADRs and 37,000,000 ORDINARY SHARES
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                                         -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                  100 ADRs and 37,000,000 ORDINARY SHARES
-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                 100 ADRs and 37,000,000 ORDINARY SHARES
-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                          6.0%
-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
                       IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP Nos. 110793403 and G1531P145  13D/A                  Page 8 of 10 Pages


Item 1.     Security and Issuer.

     This Schedule 13D, initially filed on September 13, 2004, relating to 37,000,000 Ordinary Shares of 44 28/43P each ("Ordinary Shares") and 100 American Depositary Receipts ("ADRs", and together with the Ordinary Shares, the "Shares") of British Energy plc (the "Issuer"), located at 3 Redwood Crescent, Peel Park, East Kilbride, G74 5PR, United Kingdom, is hereby amended and supplemented by this Amendment No. 1 to the Schedule 13D as follows:


Item 4.     Purpose of the Transaction.

Item 4 of the Schedule 13D is hereby supplemented as follows:

     On September 21, 2004, McDermott, Will & Emery, on behalf of, and as counsel to, Polygon Global Opportunities Master Fund, a company organized under the laws of the Cayman Islands (the "Master Fund"), Polygon Investment Partners LLP, a limited liability company organized under the laws of the United Kingdom (the "UK Investment Manager") and Polygon Investment Partners LP, a Delaware limited partnership (together with the UK Investment Manager, the "Investment Managers"), delivered the letter attached as Exhibit II to this Amendment No. 1 to the Schedule 13D to Travers Smith Braithwaite, on behalf of, and as counsel to, Brandes Investment Partners, LLC, a Delaware limited liability company ("Brandes"), in connection with certain proceedings (the "Proceedings") issued in the United Kingdom on September 17, 2004 by Cargill Financial Markets Plc and others against the Master Fund, the Investment Managers, Brandes and others. References to and descriptions of the letter as set forth in this Amendment No. 1 to the Schedule 13D are qualified in their entirety by reference to the copies of such document filed as Exhibit II to this Amendment No. 1 to the Schedule 13D pursuant to Item 7 hereof, which documents are deemed to be incorporated herein in their entirety where such references and descriptions appear.

     On September 21, 2004, UK Investment Manager and Brandes, with which the Master Fund participated in the delivery to the issuer of a notice of requisition dated September 3, 2004 for an extraordinary general meeting (the "EGM") of the Issuer, entered into an agreement to share certain fees in connection with consultation with legal counsel regarding the Proceedings.

     On September 24, 2004, UK Investment Manager and Brandes entered into an agreement to share certain fees that may be payable to Innisfree M&A Incorporated in connection with the solicitation of votes in relation to shareholder resolutions to be proposed at the EGM.

CUSIP Nos. 110793403 and G1531P145  13D/A                  Page 9 of 10 Pages


Item 7.  Materials to be Filed as exhibits

     Item 7 is hereby supplemented as follows:

     Exhibit II: Letter from McDermott, Will & Emery, dated September 21, 2004, to Travers Smith Braithwaite.

CUSIP Nos. 110793403 and G1531P145  13D/A                 Page 10 of 10 Pages


SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  September 24, 2004

POLYGON GLOBAL OPPORTUNITIES
MASTER FUND                                POLYGON INVESTMENT PARTNERS LLP
By:  Polygon Investment Partners LLP,
     Its Investment Manager

By:  /s/ Paddy Dear                        By:    /s/ Paddy Dear
   --------------------------------           ----------------------------
Name:  Paddy Dear                          Name:  Paddy Dear
Title: Principal                           Title: Principal



POLYGON INVESTMENT PARTNERS LP
                                              /s/ Paddy Dear
                                           -------------------------------
                                           PADDY DEAR
By:    /s/ Paddy Dear
    ---------------------------------
Name:  Paddy Dear
Title: Member


  /s/ Alexander E. Jackson                     /s/ Reade Griffith
-------------------------------------      -------------------------------
ALEXANDER E. JACKSON                        READE GRIFFITH

                                                                   Exhibit II

                                                               BY FAX & POST


FOR THE ATTENTION OF SPENCER SUMMERFIELD
& ANDREW KING, ESQ.
Travers Smith Braithwaite
10 Snow Hill
London EC1A 2A3

                                                        21 September 2004



Dear Sirs,

CARGILL FINANCIAL MARKETS PLC AND OTHERS V POLYGON GLOBAL OPPORTUNITIES MASTER FUND AND OTHERS
------------------------------------------------------------------------------

We refer to the proceedings issued last week by Cargill Financial Markets Plc and others against Polygon Global Opportunities Master Fund and others.

This letter confirms our view that, as a consequence of these proceedings, there exists a common interest between our clients (the First to Third Defendants) and your clients (the Fourth to Ninth Defendants). In this regard, to the extent that there are communications between us, they will be cloaked by common interest privilege.

We should be grateful if you would confirm that this accords with your view.

Yours faithfully



MCDERMOTT WILL & EMERY
----------------------